Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Contact:	Investors:
Bryan J. Carey	Nick Laudico
President and CFO	The Ruth Group
239-931-7285	646-536-7030
BCarey@rtsx.com	nlaudico@theruthgroup.com

21st Century Oncology Announces Investment in South Florida Radiation Oncology

Adds 15 Radiation Treatment Centers in Contiguous Markets with

88 Highly Respected Physicians

FORT MYERS, FL, February 11, 2014 — 21st Century Oncology Holdings, Inc. (“21C Holdings” or the “Company”), the largest global, physician led provider of integrated cancer care (“ICC”) services, announced today that it and its wholly owned subsidiary, 21st Century Oncology, Inc. (“21C”), have closed on an equity investment in South Florida Radiation Oncology (“SFRO”). The 21C investment includes a 65% equity interest of SFRO Holdings, LLC made on February 10, 2014 for approximately $60 million. In addition, subject to certain terms and conditions, the owners of the remaining 35% of SFRO will have the right to exchange their ownership interest for ownership of 21C Holdings.

The equity investment was primarily funded with the proceeds of a new $60 million term loan facility (the “Term Loan”). The Term Loan will be borrowed by a new direct subsidiary of 21C Holdings. 21C expects SFRO to generate an annual run rate of approximately $25 million in adjusted EBITDA by the end of 2014, including up to approximately $5 million of synergies (with an incremental approximately $2 million of synergies expected to be realized post-2014) as a result of optimization of the combined companies’ footprint, technology enhancements and administrative savings. SFRO has approximately $43 million of net debt outstanding.

Strategic Rationale for the Transaction

•                        Scale - Increases the number of 21C treatment centers by approximately 10%

•                        Cost Efficiencies - Provides opportunity to leverage 21C infrastructure, footprint and technology to achieve significant operating synergies

•                        Revenue Growth Opportunity - Broadens and deepens ability to offer advanced, integrated ICC services to patients across 21C’s and SFRO’s treatment centers

Dr. Daniel Dosoretz, Founder and Chief Executive Officer, commented, “Our investment in SFRO is a testament to our proven strategy of expanding 21C’s best-in-class cancer care in key markets across the U.S. This transaction represents an attractive and unique opportunity to partner with some of the most respected physicians in the industry. We believe that 21C’s partnership with SFRO in integrated cancer care will lead to outstanding, coordinated care to patients from diagnosis to treatment. SFRO increases our scale and physician resources, further expanding our presence as the largest global physician-led provider of integrated cancer care services. In particular, we are excited to have the opportunity to bolster 21C’s ICC capabilities in South Florida by partnering with SFRO’s outstanding network of radiation oncologists, oncologists, urologists, surgeons and pathologists.”

Bryan J. Carey, President and Chief Financial Officer, noted, “SFRO will provide synergy opportunities through supplementing SFRO’s strong performance with our operational infrastructure and technology leadership. This transaction and the recent OnCure acquisition enhance our growth and we look forward to working with the SFRO team to integrate the business in 2014.”

Millstein & Co. and Kirkland & Ellis LLP advised 21C in connection with the transaction.

As part of the transaction, 21C Holdings formed a new direct subsidiary (“21C East Florida, LLC”) which is approximately 51% owned by 21C Holdings and 49% owned, directly or indirectly, by 21C. 21C East Florida, LLC is the borrower under the Term Loan and acquired 65% of SFRO’s equity, which is collateral for the Term Loan. The Term Loan is also guaranteed on a senior unsecured basis by 21C, 21C Holdings and the other guarantors under 21C’s existing credit facilities and notes.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of integrated cancer care services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. Including the SFRO transaction, the Company operates 179 treatment centers, including 145 centers located in 16 U.S. states. The Company also operated 34 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

About South Florida Radiation Oncology

SFRO is one of Florida’s leading radiation oncology providers, with 15 radiation treatment centers throughout south Florida. SFRO is committed to personalized, compassionate cancer care through early detection, diagnosis and advanced cancer treatment options.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, certain expected financial results and estimates. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

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